EXHIBIT 99.1

Interim Analysis of Repros Therapeutics(R) Study of Androxal(R) in Men With Type 2 Diabetes Yields Statistically Significant and Clinically Relevant Reductions in HbA1c in Subset of Men Achieving Morning Testosterone > 450ng/dl

Highly Statistically Significant Improvement (p < 0.0001) in Testosterone for Both Doses Compared to Placebo

THE WOODLANDS, Texas, Aug. 3, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided unaudited top line results for an interim analysis it has performed on its Phase 2 clinical study of Androxal® in hypogonadal men with type 2 diabetes. Many men with secondary hypogonadism are also type 2 diabetic. Sixty-one (61) men have completed the three month dosing period and were the basis for this interim analysis. The study is being conducted at 19 clinical sites in the US. Enrollment of 110-120 subjects is expected to be completed by the end of August. Top line results for the full study should be available around year end 2011. The statistical analysis in this release was confirmed by an independent statistician.

The study is designed to include secondary hypogonadal men, ages 20 to 80, who have been previously diagnosed with type 2 diabetes for at least 6 months, as defined by the American Diabetes Association criteria. The men must also have been receiving a stable dose of any of several oral hypoglycemic agents as prescribed by their personal physician. The protocol calls for a three month treatment regimen. The study is designed to assess various factors indicative of glycemic control following the treatment with blinded placebo, 12.5 or 25 mg Androxal. Included in the assessment are changes from baseline to end of active dosing in HbA1c (glycosylated hemoglobin) and fasting plasma glucose. HbA1c is assessed to determine the average plasma glucose concentration in an individual over a prolonged period of time and is useful in measuring the response of patients to various treatments for diabetes. Levels of HbA1c greater than or equal to 6.5% are considered indicative of poor glycemic control and used to determine whether an individual has diabetes. Men in the Androxal study were to have levels of HbA1c > 7.0% at baseline.

Of the 61 subjects who have completed the three month treatment period, 22, 20 and 19 men were dosed with placebo, 12.5 and 25mg of Androxal, respectively. The mean age of the placebo group was 58.5 and exhibited a baseline BMI (body mass index) of 35.4. The Androxal 12.5 and 25 mg groups had mean ages of 56.8 and 58.9 years and respective mean BMIs of 33.2 and 33.0. There were no statistically significant differences between the groups for either age or BMI. The youngest man in the study was 36 and the oldest was 76. The highest measured baseline BMI was 47.6 and the lowest was 24.7.

At baseline, mean morning testosterone levels for the three groups were; placebo (224.9 ng/dl standard deviation +/-92.6), 12.5 mg Androxal (238.2 ng/dl +/- 60.8) and 25 mg Androxal (233.8 ng/dl +/- 72.3). There was no statistical difference between the groups in testosterone at baseline. At the end of the 3 month dosing period mean morning testosterone levels were placebo (234.2 ng/dl +/- 97.7), 12.5 mg Androxal (463.5 ng/dl +/- 193.9) and 25 mg Androxal (444.7 ng/dl +/- 153.0). A comparison of either the 12.5 mg or 25 mg dose of Androxal to placebo showed them to be highly statistically different (p< 0.0001). There was no statistical difference between the two active arms. In previous Repros studies in men with low testosterone due to a variety of reasons, there was a dose dependent increase in testosterone levels.

Though there was no statistical difference in baseline morning testosterone levels of men of different ages, there appeared to be an age effect on the response to Androxal. In men under 50 years of age the mean morning testosterone level was 762 ng/dl (range 548- 875) after three months of treatment. In the age group 50 to 59, the mean morning level was 428 ng/dl (range 280-723). In the age group 60 years or older, the mean morning level was 344 ng/dl (range 233-740). Though older diabetic men were able to achieve large increases in their testosterone levels, younger men more consistently achieve higher concentrations. No man at any dose achieved levels above the normal range.

In the group of men that achieved a morning level of testosterone > 450 ng/dl and met the per protocol requirement of BMI<40 (14 out of 37 in the Androxal arms, none in placebo) a statistically significant reduction (p=0.02) in HbA1c was observed compared to placebo . In the Androxal arms that met the inclusion criteria, HbA1c was reduced from a baseline of 8.28% to 7.37%. The equivalent placebo group exhibited an increase in HbA1c from a baseline of 7.91% to 8.13%. There was a concurrent reduction in fasting plasma glucose levels in the responding Androxal arms (men > 450ng/dl) of -21 mg/dl compared to the placebo group which exhibited a slight increase of 2.0 mg/dl. This comparison did not reach statistical significance due, we believe, to the visit to visit variability of morning fasting glucose measurements.

In a separate subset of men in the Androxal arms that had a baseline BMI < 45, were < 60 years of age and achieved at least a morning testosterone of 450 ng/dl the mean reduction in HbA1c observed was -1.23. The p value compared to changes in the placebo arm for men that met this criteria was still significant (p=0.03) even though number of men that met this criteria was smaller.

The men in the Androxal arms that achieved morning levels of T> 450 ng/dl also exhibited statistically significant reductions in HbA1c compared to men in the Androxal arms that did not achieve that level of testicular stimulation.

To date, studies of testosterone replacement therapy in diabetic men conducted by others have shown no statistical difference comparing testosterone treatment to placebo when assessing impact on HbA1c levels after treatment.  Trials completed by Repros have shown that unlike testosterone replacement therapy, Androxal stimulates normal production of the male hormone by the testes.

Joseph S. Podolski, President & CEO of Repros commented, "We believe the data obtained from this interim analysis will help layout the roadmap for future trials." The Company believes this data coupled with the results of previous and upcoming studies will clearly show the difference of a drug that restores pituitary responsiveness and testicular function to the testes compared to only hormone replacement. Mr. Podolski further commented, "We are encouraged by the results to date but are mindful that they are from an interim analysis. The full study results, expected at year end, will help provide more formal conclusions."

Repros intends to seek a corporate partner to further develop this product and indication.  The Company has a broad pending patent application for the use of anti-estrogens in the treatment of type 2 diabetic men.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal program along with its other current and potential development programs including Proellex, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to obtain a satisfactory corporate partner for funding large scale Phase 3 studies of Androxal, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer